Exhibit 19.1

Final Version

NEW MOUNTAIN NET LEASE TRUST

Insider Trading Policy

Adopted on December 16, 2024

It is the policy of New Mountain Net Lease Trust, a Maryland statutory trust, and its subsidiaries (collectively, the “Company”), that they and their trustees, officers and employees, if any, and all officers and employees of New Mountain Finance Advisers, L.L.C., the Company’s external adviser, or any of its affiliates (together with its affiliates, the “Adviser”), including members of the Adviser’s investment committee(s), acting for or on behalf of the Company (collectively, “Covered Parties” and individually, a “Covered Party”) must, at all times, comply with the securities laws of the United States and all other applicable jurisdictions. To avoid any activity that violates applicable laws or regulations and, to avoid even the appearance of impropriety, this Policy restricts or prohibits certain transactions by Covered Parties and their immediate family members (including, such person’s spouse, minor children, relatives or other individuals living with a Covered Party and individuals for whose support the Covered Party is principally responsible) (collectively, “Insiders”) and subjects transactions by Insiders to pre-approval requirements when trading in the Company’s securities. All Insiders must abide by the terms of this Policy.

Federal securities laws prohibit “trading” in the “securities” of a company on the basis of “material non-public information.” “Trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including securities of the Company (or units of NEWLEASE Operating Partnership, LP, the Company’s operating partnership (the “Operating Partnership”), Company redemptions and repurchases, market option exercises, gifts or other contributions, exercises of options granted under any Company equity plans, sales of shares acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan. The term “securities” should be broadly construed and shall include, but not be limited to, common shares, preferred stock, debt securities, such as bonds, notes and debentures, as well as puts, calls, options and other derivative instruments. Generally, information is “non-public” if it has not been effectively made available to investors generally, and information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where it is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. Trading on “material non-public information” is commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such material non-public information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including imprisonment. Federal securities law also creates a strong incentive for the Company to deter insider trading by Company Insiders. In the normal course of business, Covered Parties may come into possession of inside information concerning the Company, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities. Additionally, no Covered Party may buy or sell securities of another company at a time when the Covered Party has material non-public information about that company, including, without limitation, in connection with any existing or potential investment by the Company.

All Covered Parties, other than those who are unaffiliated with the Adviser, must also comply with the procedures set forth in the New Mountain Capital Regulatory Compliance Manual, as amended, supplemented or otherwise modified from time to time.

All Insiders may not trade in any securities of the Company without first pre-clearing such trade (the “Proposed Transaction”) with the Chief Compliance Officer of the Adviser or, if applicable, by submitting a trade approval request through the electronic system maintained by the Adviser for such purpose. The request must specify the security and number of shares, and must be received at least two (2) business days in advance of the Proposed Transaction date. Upon receipt of approval to trade in such security or securities (“Approved Transaction”), the Insider may only execute the Approved Transaction on or before the close of the next business day in which such approval is received (unless such approval is rescinded prior to execution of an Approved Transaction) (the “Approval Expiration Date”). If for any reason the Insider delays the execution of an Approved Transaction beyond the Approval Expiration Date, such Insider must again seek approval for the transaction by obtaining written pre-approval from the Company pursuant to the terms of this Policy.

This policy applies to repurchases or redemptions of Company shares pursuant to and in accordance with the terms of the Company’s Share Repurchase Plan, as amended from time to time and repurchases or redemptions of Operating Partnership units.

This policy does not apply to the vesting of restricted stock units of the Company, restricted common shares of the Company or of units of the Operating Partnership or the exercise of a tax withholding right pursuant to which the securityholder or unitholder elects to have the Company withhold a portion of any common shares or units to satisfy tax withholding requirements upon vesting. This policy does apply, however, to any sale of common shares or units resulting from vesting.

For the avoidance of doubt, this Policy does not apply to the acquisition of common shares of the Company pursuant to the Company’s distribution reinvestment plan (the “DRIP”), receipt of common shares of the Company by an independent trustee pursuant to share grants that form a part of such trustee’s compensation from the Company or grants received by Covered Parties affiliated with the Adviser as part of their ordinary course compensation from the Adviser purchases of units of the Operating Partnership under the Operating Partnership’s reinvestment program resulting from reinvestment of distributions paid on the Operating Partnership’s units. This Policy does apply, however, to elections to participate or not to participate in the DRIP and any modifications to prior elections. For the avoidance of doubt, this Policy also applies to subsequent sales of common shares or units acquired pursuant to any such reinvestment plan or program or received as compensation in the manners described above.

Furthermore, Covered Parties are prohibited from engaging in transactions in the Company’s securities that are inconsistent with a long-term investment in the Company, signal a lack of confidence in the Company or may lead to the appearance of insider trading. Such transactions include any trading activity designed to profit from fluctuations in the price of the Company’s securities, such as arbitrage trading, short sales, buying on margin, and the use of forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivatives or any instruments designed to increase in value as a result of, or hedge or offset any decrease in, the value of the Company’s securities.